Exhibit 99.1
FOR IMMEDIATE RELEASE

January 25, 2007
For more information contact:
Scott Estes (419) 247-2800
Mike Crabtree (419) 247-2800
HEALTH CARE REIT, INC. EXTENDS CHAIRMAN AND CEO
GEORGE L. CHAPMAN’S EMPLOYMENT CONTRACT
Ensures Continuity of Leadership During Strategic Growth Period
Toledo, Ohio, January 25, 2007...Health Care REIT, Inc. (NYSE:HCN) announced today that the independent members of its Board of Directors have amended and restated the Employment Agreement of its Chairman and CEO George L. Chapman and granted incentive and retention awards to Mr. Chapman and to Raymond W. Braun, its President. The contract and the awards are intended to ensure continuing leadership over the next four years as the company’s strategy to grow and diversify through investments across the senior housing and health care continuum is implemented.
Pursuant to the terms of the agreement, Mr. Chapman will serve as the company’s Chairman and CEO for a period of three years with an option for a fourth year in the same capacity at Mr. Chapman’s discretion. Mr. Chapman will receive a grant of 120,000 shares comprised of 60,000 restricted shares and 60,000 performance-based shares. The 60,000 restricted shares will vest based on Mr. Chapman’s continued employment with the company for the next three years. Mr. Chapman’s 60,000 performance-based shares will vest at the discretion of the company’s Board of Directors based on the successful implementation of the company’s strategic growth plan.
In addition, as part of the company’s commitment to its current leadership team, the company’s Board of Directors has awarded a retention-based special award to Mr. Braun. Pursuant to the terms of the award, Mr. Braun will receive 50,000 restricted shares, of which 25,000 will vest at the end of a three-year period of employment. The remaining 25,000 shares will vest either at the end of the third or fourth year of employment depending on whether Mr. Chapman serves as Chairman and CEO during the fourth year.
Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a self-administered, equity real estate investment trust (REIT) that invests across the full spectrum of senior housing and health care real estate, including independent living/continuing care retirement communities, assisted living facilities, skilled nursing facilities, hospitals, long-term acute care hospitals and medical office buildings. Founded in 1970, the company was the first REIT to invest exclusively in health care facilities. Through the Windrose Medical Properties Division, the company has property management capabilities and expanded investments and expertise in the medical office and hospital sectors. The HADC Division offers project management, facility planning and property development services. As of December 31, 2006, the company’s broadly diversified portfolio comprised more than 550 properties in 37 states. More information is available on the Internet at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,”

“anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect the company’s current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties. The company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
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